EXHIBIT 23.1


                         Consent of Independent Auditors


Board of Directors
German American Bancorp
Jasper, Indiana


We consent to the inclusion in the Registration Statement Form S-4 and Prospectus of German American Bancorp, relating to the issuance of securities in the proposed mergers of CSB Bancorp and FSB Financial Corporation into a wholly owned subsidiary of German American Bancorp, of our Independent Auditor's Report, dated February 5, 1998, on the consolidated financial statements of German American Bancorp as of December 31, 1997 and 1996 and for each of the three years in the period ended December 31, 1997, and we consent to the use of our name and the statements with respect to us appearing under the heading "Experts" in the Prospectus.


                                              /s/ Crowe, Chizek and Company LLP
                                              Crowe, Chizek and Company LLP

May 8, 1998
Indianapolis, Indiana